Exhibit 99.2O

Johnson & Johnson and Subsidiaries
Supplementary Sales Data

(Unaudited; Dollars in Millions)
                         FIRST QUARTER
                     2004    2003 Percent  Percent    Percent
                                  Change   Change     Change
                                   Total   Operations Currency
Sales to customers
by segment of
business
 Consumer
   U.S.              $1,081   1,000    8.1 %       8.1     --
   International        966     791   22.1        9.6   12.5
                      2,047   1,791   14.3        8.7    5.6
 Pharmaceutical
   U.S.               3,643   3,263   11.6       11.6     --
   International      1,733   1,403   23.5        9.1   14.4
                      5,376   4,666   15.2       10.9    4.3

Med Device &
Diagnostics
   U.S.               2,194   1,748   25.5       25.5     --
   International      1,942   1,616   20.2        5.9   14.3
                      4,136   3,364   22.9       16.1    6.8

U.S.                  6,918   6,011   15.1       15.1     --

International         4,641   3,810   21.8        7.8   14.0

Worldwide            $11,559   9,821   17.7 %     12.3    5.4



             Johnson & Johnson and Subsidiaries
                  Supplementary Sales Data

              (Unaudited; Dollars in Millions)
                                   FIRST QUARTER
                      2004   2003 Percent Percent    Percent
                                  Change  Change     Change
                                   Total  Operations Currency
Sales to customers by
geographic area

U.S.                  $6,918  6,011   15.1 %     15.1     --

Europe                 2,708  2,218   22.1        5.8   16.3
Western Hemisphere       597    472   26.5       15.0   11.5
excluding U.S.
Asia-Pacific, Africa   1,336  1,120   19.3        8.8   10.5
International          4,641  3,810   21.8        7.8   14.0

Worldwide            $11,559  9,821   17.7 %     12.3    5.4



             Johnson & Johnson and Subsidiaries
        Condensed Consolidated Statement of Earnings

               (Unaudited; in Millions Except
                     Per Share Figures)
                                            FIRST QUARTER
                    2004     2004    2003    2003    Percent
                  Amount   Percent  Amount Percent   Increase
                           to Sales        to Sales  (Decrease)

Sales to customers $11,559     100.0 $9,821      100.0    17.7
Cost of products     3,367      29.1  2,722       27.7    23.7
sold
Selling, marketing   3,640      31.5  3,253       33.1    11.9
and administrative
expenses
Research Expense     1,095       9.5    936        9.5    17.0
In-process research     --        --     18        0.2
& development
Interest (income)        6       0.1     --         --
expense, net
Other (income)        (53)     (0.5)   (37)      (0.3)
expense, net
Earnings before      3,504      30.3  2,929       29.8    19.6
provision for taxes
on income
Provision for taxes  1,011       8.7    859        8.7    17.7
on income
Net earnings        $2,493      21.6 $2,070       21.1    20.4

Net earnings per     $0.83            $0.69               20.3
share (Diluted)

Average shares     3,004.6           3,018.5
outstanding
(Diluted)

Effective tax rate    28.8 %           29.3 %


Earnings excluding
In-process research
& development
 Earnings before    $3,504      30.3 $2,947 *     30.0    18.9
provision for taxes
on income
 Net earnings       $2,493      21.6 $2,085 *     21.2    19.6
 Net earnings per    $0.83            $0.69               20.3
share (Diluted)
 Effective tax rate   28.8 %           29.3 %

* The difference between earnings before provision for taxes on income and net earnings and earnings before provision for taxes on income and net earnings excluding IPR&D is $18 million and $15 million, respectively, which is in-process research and development charges.